UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2009

Rush Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas	0-20797	74-1733016
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 IH-35 South, Suite 500
New Braunfels, Texas		78130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (830) 626-5200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06                                             Material Impairments.

General Motors Corporation (“GM”) previously notified Rush Enterprises, Inc. (the “Company”) that, in connection with GM’s voluntary petition for bankruptcy under Chapter 11 of the Bankruptcy Code, GM would not continue the Company’s GMC Medium-Duty Truck Dealership Agreements (the “GM Dealership Agreements”).  On June 11, 2009, in connection with the discontinuance of the GM Dealership Agreements, the Company entered into Wind-Down Agreements (the “Wind-Down Agreements”) with GM.  The Wind-Down Agreements are subject to approval by the bankruptcy court and were written by GM to permit the Company to wind down its GMC medium-duty truck dealership operations in an orderly fashion.  The Wind-Down Agreements also indicate that GM will provide up to approximately $1.8 million in assistance to the Company in winding down its GMC medium-duty truck dealership operations.  Pursuant to the Wind-Down Agreements, the GM Dealership Agreements will terminate no earlier than January 1, 2010, and no later than October 31, 2010.

On June 11, 2009, as a result of the decision by GM to discontinue the GM Dealership Agreements and the entry into the Wind-Down Agreements, management of the Company concluded that charges for impairment of certain assets associated with the Company’s dealerships that currently sell GMC medium-duty trucks would be required under generally accepted accounting principles.  The impairment charges primarily relate to the Company’s inventory of GMC medium-duty trucks and associated parts, as well as goodwill related to prior acquisitions.  At this time, the Company expects to record a net pre-tax charge of approximately $4.6 million in the second quarter as a result of entering into the Wind-Down Agreements.  The impairment charges include estimated future cash expenditures of approximately $2.9 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

By:	/s/ Martin A. Naegelin, Jr.
Martin A. Naegelin, jr.
Executive Vice President

Dated: June 17, 2009